                                                                    EXHIBIT 10.6

Silicon Valley Bank

                                Loan Agreement

Borrowers:   Lionbridge Technologies Holdings B.V.
             Lionbridge Technologies B.V.
             Lionbridge Technologies Ireland

Addresses:   Lionbridge Technologies Holdings B.V.
             Lionbridge Technologies B.V.
             The Sinus Building
             Overschiestraat 55
             1062 HN, Amsterdam
             The Netherlands

             Lionbridge Technologies Ireland
             Grattan House
             Temple Road, Blackrock
             County of Dublin, Ireland

Date:        June 28, 2001

THIS LOAN AGREEMENT is entered into on the above date between SILICON VALLEY BANK, COMMERCIAL FINANCE DIVISION ("Silicon"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and the borrowers named above on a joint and several basis (together, the "Borrower"), whose chief executive offices are located at the above addresses ("Borrower's Address"). The Schedule to this Agreement (the "Schedule") shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

  1.1 Loans. Silicon will make loans to Borrower (the "Loans"), subject to the terms and conditions of this Agreement, up to the amounts (the "Credit Limit") shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of any Reserves for accrued interest and such other Reserves as Silicon, in the exercise of its commercially reasonable judgment, deems proper from time to time.

  1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon's discretion, be charged to Borrower's loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower's Deposit Accounts maintained with Silicon.

  1.3 Overadvances. If at any time or for any reason the total of all outstanding Loans and all other Obligations exceeds the Credit Limit (an "Overadvance"), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower's obligation to repay to Silicon on demand the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at a rate equal to the interest rate which would otherwise be applicable to the Overadvance, plus an additional 2% per annum.

  1.4 Fees. Borrower shall pay Silicon the fee(s) shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

  1.5 Letters of Credit. At the request of Borrower, Silicon may, in the exercise of its commercially reasonable judgment, and to the extent permitted by applicable law, including the laws of the Relevant

Jurisdiction, issue or arrange for the issuance of letters of credit for the account of Borrower, in each case in form and substance satisfactory to Silicon in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all outstanding Letters of Credit from time to time shall not exceed the amount shown on the Schedule (the "Letter of Credit and Exchange Contract Sublimit"), and shall be reserved against Loans which would otherwise be available hereunder. Borrower shall pay all standard bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional standard fee as Silicon's letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Except as otherwise agreed by Silicon, each Letter of Credit shall have an expiry date no later than thirty days prior to the Maturity Date. Borrower hereby agrees to indemnify, save, and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys' fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Silicon and opened for Borrower's account or by Silicon's interpretations of any Letter of Credit issued by Silicon for Borrower's account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon's indemnification of any such issuing bank, other than those arising from Silicon's gross negligence or willful misconduct. The provisions of this Agreement, as it pertains to Letters of Credit, and any other present or future documents or agreements between Borrower and Silicon relating to Letters of Credit are cumulative.

  1.6. Foreign Exchange Contracts. (a) In accordance with the terms of this Agreement and subject to the limitations set forth below, Borrower may enter foreign exchange contracts (the "Exchange Contracts"), under which Silicon will sell to or purchase from Borrower foreign currency on a spot or future basis. The aggregate face amount of all outstanding Exchange Contracts from time to time shall not exceed the amount shown on the Schedule (the "Letter of Credit and Exchange Contract Sublimit"), and shall be reserved against Loans which would otherwise be available hereunder. Borrower may not request any Exchange Contracts if it is out of compliance with any provision of this Agreement. Except as otherwise agreed by Silicon, Exchange Contracts must provide for delivery of settlement on or before the 90th day after the Maturity Date, or if such day is not a Business Day, then on the next succeeding Business Day. The amount of Loans available shall be reduced in an amount equal to the following (the "Foreign Exchange Reserve") on any given day (the "Determination Date"):
(i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed less than two Business Days after the Determination Date, 10% of the gross amount of the Exchange Contracts; plus (ii) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two Business Days after the Determination Date, 100% of the gross amount of the Exchange Contracts, less the amount debited by Silicon from
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deposit accounts of Borrower with Silicon to cover such Exchange Contracts, which Borrower hereby authorizes. If Silicon takes a Foreign Exchange Reserve pursuant to clause (ii) of the foregoing sentence, such Foreign Exchange Reserve shall be deemed a Loan in like amount.

  (b) Silicon may terminate the Exchange Contracts if (a) an Event of Default occurs under Sections 7.1(b), 7.1(i), 7.1(j) or 7.1(k) hereof or any other Event of Default has occurred and Silicon has accelerated Borrower's Obligations under this Agreement or (b) there is not sufficient availability under the Credit Limit and Borrower does not have available funds in its deposit account for the Foreign Exchange Reserve. If Silicon terminates the Exchange Contracts pursuant to this Section 1.6, Borrower will reimburse Silicon for all fees, costs and expenses reasonably incurred by Silicon in connection with the Exchange Contracts.

  (c) Borrower may not permit the total of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two Business Day period to be more than $230,000 (the "Settlement Limit") nor may Borrower permit the total of all Exchange Contracts outstanding at any one time, to exceed the Letter of Credit and

Exchange Contract Sublimit. However, the amount which may be settled in any two Business Day period may be increased above the Settlement Limit if: (i) there is sufficient availability under the Credit Limit in the amount of the Foreign Exchange Reserve for each Determination Date, provided Silicon, with the prior consent of the Borrower, may reserve the full amount of the Foreign Exchange Reserve against the Credit Limit; or (ii) there is insufficient availability under the Credit Limit for settlements within any two Business Day period, but
Silicon: (A) verifies good funds overseas before crediting Borrower's deposit account (in the case of Borrower's sale of foreign currency); or (B) debits Borrower's deposit account before delivering foreign currency overseas (in the case of Borrower's purchase of foreign currency).

  (d) If Borrower purchases foreign currency, Borrower must in advance instruct Silicon either to treat the settlement as a Loan, or to debit Borrower's account for the amount settled.

  (e) Borrower will execute all Silicon's standard applications and agreements in connection with the Exchange Contracts and pay all Silicon's standard fees and charges.

  (f) Borrower will indemnify Silicon and hold it harmless from all claims, liabilities, demands, obligations, actions, costs and expenses (including reasonable attorneys' fees and any costs arising out of the failure of Borrower to fulfill its obligations on a timely basis) which Silicon incurs arising out of or in any way relating to any of the Exchange Contracts or any transactions contemplated thereby (collectively "Foreign Exchange Costs"), provided, however, in no event shall Borrower be responsible for Foreign Exchange Costs to the extent (i) caused by Silicon's gross negligence or willful misconduct, or (ii) attributable to Exchange Contracts entered into by Silicon for the benefit of other parties.

  1.7 The Note. The Loans shall be evidenced by a promissory note in the form of Exhibit A to this Agreement, dated as of the date hereof and completed with
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appropriate insertions (the "Note").  The Note shall be payable to Silicon in
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the amount of the Maximum Credit Limit. The Borrower irrevocably authorizes Silicon to make or cause to be made, at or about the time of any Loan made or at the time of receipt of any payment of Principal on the Note, an appropriate notation on its internal records reflecting the making of such Loan or the receipt of such payment. The outstanding amount of the Loans set forth in Silicon's internal records shall be prima facie evidence of the principal amount thereof owing and unpaid to Silicon, but the failure to record or any error in so recording any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or under the Note to make payments of principal of or interest on the Note when due.

2.  RESERVED.

3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

  In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

  3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized and validly existing under the laws of the jurisdiction of its formation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a material adverse effect on Borrower. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), (iii) do not violate Borrower's organizational documents, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property.

  3.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed on the Schedule are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give Silicon 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

  3.3 Place of Business; Location of Collateral. The address set forth in the heading to this

Agreement is Borrower's chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth on the Schedule. Borrower will give Silicon at least 10 Business Days' prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower's Address or one of the locations set forth on the Schedule.

  3.4 Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased by Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others. None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture.
Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or otherwise), Borrower shall, whenever requested by Silicon, use its best efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify, so as to ensure that Silicon's rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located for so long as the Collateral is located in such location.

  3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition, and Borrower will not use the Collateral for any purpose which is unlawful in the Relevant Jurisdiction of Borrower. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

  3.6 Books and Records. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with generally accepted accounting principles.

  3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with generally accepted accounting principles (except that all interim or unaudited financial statements may lack footnotes and shall be subject to normal year-end audit adjustments) and now and in the future will completely and accurately reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no material adverse change in the financial condition or business of Borrower. Borrower is now and will continue to be solvent.

  3.8 Tax Returns and Payments. Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law of its Relevant Jurisdiction, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower.

  3.9 Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations of the Relevant Jurisdiction of Borrower and relating to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

  3.10 Litigation. Except as disclosed in the Schedule, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened by or against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which may result, either separately or in the aggregate, in any material adverse change in the financial condition or business of Borrower, or in any material impairment in the ability of Borrower to carry on its business in substantially the same manner as it is now being conducted. Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving any single claim of $250,000 or more, or involving $1,000,000 or more in the aggregate.

  3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

4.  RECEIVABLES.

  4.1 Representations Relating to Receivables. Borrower represents and warrants to Silicon as follows: Each Receivable with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower's business, and (ii) meet the Eligibility Requirements set forth in Section 8 below.

  4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Receivables are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be, and all signatories and endorsers have the capacity to contract. All sales and other transactions underlying or giving rise to each Receivable shall fully comply with all applicable laws and governmental rules and regulations of the Relevant Jurisdiction of Borrower. All signatures and endorsements on all documents, instruments, and agreements relating to all Receivables are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

  4.3 Schedules and Documents relating to Receivables. Borrower shall deliver to Silicon transaction reports and loan requests, schedules and assignments of all Receivables, and schedules of collections, all on Silicon's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Silicon's security interest and other rights in all of Borrower's Receivables, nor shall Silicon's failure to advance or lend against a specific Receivable affect or limit Silicon's security interest and other rights therein. Loan requests received after 12:00 noon California time will not be considered by Silicon until the next Business Day. If requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon's request, originals) of all contracts, orders, invoices, and other similar documents, and all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Receivables, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance in such form and at such intervals as Silicon shall request. In addition, Borrower shall deliver to Silicon the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Receivables, immediately upon receipt thereof and in the same form as received, with all necessary indorsements, all of which shall be with recourse. Borrower shall also provide Silicon with copies of all credit memos within seven days after the date issued or on the date of the Borrower's next borrowing request, whichever occurs first.

  4.4 Collection of Receivables. Borrower shall have the right to collect all Receivables, unless and until an Event of Default shall exist. Borrower shall hold all payments on, and proceeds of, Receivables in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed in blank, to be applied to the Obligations in such order as Silicon shall determine. Silicon may, in its discretion, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify. During the existence of an Event of Default, Silicon or its designee may, at any time, notify Account Debtors that the Receivables have been assigned to Silicon.

  4.5. Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Event of Default shall exist, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $250,000 or less (for all such transactions in any fiscal year). Silicon acknowledges that during the ordinary course of Borrower's business that proceeds of Collateral (the "Proceeds") may from time to time
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become temporarily commingled with Borrower's other funds or property; however, Borrower agrees to use its commercially reasonable best efforts to inform Silicon when such commingling occurs at least on a weekly basis, and sooner if commercially feasible and to reasonably cooperate with Silicon so that appropriate transfers may be made in order that such Proceeds may to the extent reasonably practicable be held separate and apart from such other funds in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

  4.6 Disputes. Borrower shall notify Silicon promptly of all disputes or claims relating to Receivables. Borrower shall not forgive (completely or partially), compromise or settle any Receivable for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to Silicon on the regular reports provided to Silicon if they exceed $25,000 in any instance; (ii) no Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit. Silicon may, at any time during the existence of an Event of Default, settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which Silicon considers advisable in its reasonable credit judgment and, in all cases, Silicon shall credit Borrower's Loan account with only the net amounts received by Silicon in payment of any Receivables.

  4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower in the ordinary course of its business, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount (sending a copy to Silicon for any amount in excess of $25,000). In the event any attempted return occurs during the existence of any Event of Default, Borrower shall (i) hold the returned Inventory in trust for Silicon, (ii) segregate all returned Inventory from all of Borrower's other property, (iii) conspicuously label the returned Inventory as Silicon's property, and (iv) immediately notify Silicon of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Silicon's request deliver such returned Inventory to Silicon.

  4.8 Verification. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Receivables, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

  4.9 No Liability. Silicon shall not under any circumstances be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to a Receivable, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Receivable, or for settling any Receivable in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to a Receivable. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

5.  ADDITIONAL DUTIES OF BORROWER.

  5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

  5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require, and Borrower shall provide evidence of such insurance to Silicon, so that Silicon is satisfied that such insurance is, at all times, in full force and effect. All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its sole discretion, except that, provided no Event of Default has occurred and is continuing, Silicon shall release to Borrower all insurance proceeds. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to Silicon copies of all reports made to insurance companies with respect to any claim in excess of $100,000.

  5.3 Reports. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time reasonably specify.

  5.4 Access to Collateral, Books and Records. At reasonable times, and on one Business Day's notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $600 per person per day (or such higher amount as shall represent Silicon's then current standard charge for the same), plus reasonable out of pocket expenses. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower's books or records at any location other than Borrower's Address, without first obtaining Silicon's written consent, which may be conditioned upon such accounting firm, service bureau or other third party agreeing to give Silicon the same rights with respect to access to books and records and related rights as Silicon has under this Agreement.

  5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without Silicon's prior written consent, do any of the following:
(i) merge or consolidate with another corporation or entity other than another Borrower except that the Borrower may merge with another Subsidiary as long as the Borrower is the surviving entity and no Event of Default exists or would arise therefrom; (ii) acquire any assets, except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except for (a) the sale of finished Inventory or services in the ordinary course of Borrower's business,
(b) the sale of obsolete or unneeded Equipment in the ordinary course of business and (c) sales or transfers of Equipment or Inventory to a Subsidiary for fair market value, in the ordinary course of business, but only to the extent that such sales or transfers would not have a material, adverse effect on Borrower or any guarantor or on the prospect of repayment of the Obligations;
(v) store any Inventory or other Collateral with any warehouseman or other third party; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets to any party, other than loans to a Subsidiary in the ordinary course of business, but only to the extent that such loans would not have a material adverse effect on Borrower or any guarantor or on the prospect of repayment of the Obligations; (viii) incur any debts, other than appropriately subordinated Inside Debt (as defined in the Schedule) or debts to a Subsidiary in the ordinary course of business, but only to the extent that such loans would not have a material adverse effect on Borrower or any guarantor or on the prospect of repayment of the Obligations; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity other than another Borrower or a Domestic Borrower; or to the extent required by applicable local law, any other Subsidiary; (x) pay or declare any cash dividends on Borrower's stock, other than to another Borrower or the Guarantor in the ordinary course of business, but only to the extent that the payment or declaration of such dividend would not have a material adverse effect on Borrower or any guarantor or on the prospect of repayment of the Obligations;
(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock, except from another Borrower or the Guarantor; (xii) make any change in Borrower's capital structure which would have a material adverse effect on Borrower or on the prospect of repayment of the Obligations, except as otherwise expressly permitted pursuant to this Section 5.5; or (xiii) dissolve or elect to dissolve, except in a reorganization approved by Silicon in its reasonable discretion. Transactions permitted by the foregoing provisions of this Section are only permitted if no Event of Default would occur as a result of such transaction.

  5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or in any manner relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

  5.7 Further Assurances. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may deem reasonably necessary or useful in order to perfect and maintain Silicon's perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

6.  TERM.

  6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date"), subject to
Section 6.3 below.

  6.2 Early Termination. The credit facility established under this Agreement may be terminated prior to the Maturity Date by Borrower, effective three Business Days after written notice of termination is given to Silicon.

  6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith, to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon's then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that, without limiting the fact that Loans are subject to the discretion of Silicon, Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon shall promptly deliver to Borrower termination statements, requests for reconveyances and such other documents as may be required to fully terminate Silicon's security interests.

7.  EVENTS OF DEFAULT AND REMEDIES.

  7.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed remade as a result of any request for a Loan, Letter of Credit, Exchange Contract or other extension of credit; or (b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within 10 Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 Business Days after the occurrence of the same; or (g) any default or event of default occurs under any obligation in excess of $250,000 secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has or may reasonably be expected to have a material adverse effect on Borrower's business or financial condition; or (i) dissolution or termination of existence (except in a reorganization approved by Silicon in its sole discretion), or insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) there shall be a change in the record ownership of an aggregate of more than 20% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, without the prior written consent of Silicon; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) there shall be a material adverse change in Borrower's business or financial condition; or (q) there shall be a default or event of default under any of the Domestic Loan Documents or the other Loan Documents; or (r) Silicon, acting in good faith and in a commercially reasonable manner, determines that the Collateral is not adequately secured hereunder or that the security provisions of this Agreement are unenforceable in any material respect. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default shall exist.

  7.2 Remedies. During the existence of any Event of Default, and at any time thereafter, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) cease making Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement; (b) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) in accordance with applicable law of the Relevant Jurisdiction of Borrower, peaceably take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to peaceably enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by Court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) in accordance with applicable law of the Relevant Jurisdiction of Borrower, require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) in accordance with applicable law, complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, equipment and all other property without charge; (f) in accordance with applicable law of the Relevant Jurisdiction of Borrower, sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; Silicon shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Silicon deems reasonable, or on Silicon's premises, or elsewhere and the Collateral need not be located at the place of disposition; Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition; any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;
(g) demand payment of, and collect any Receivables and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon's sole discretion, to grant extensions of time to pay, compromise claims and settle Receivables and the like for less than face value; (h) offset against any sums in any of Borrower's general, special or other Deposit Accounts with Silicon; and (i) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon's rights and remedies, during the existence of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum.

  7.3 Standards for Determining Commercial Reasonableness. Borrower and Silicon agree that a sale or other disposition by Silicon or its agent (collectively, "sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) notice of the sale describes the collateral in general, non-specific terms; (iii) the sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) the sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) payment of the purchase price in cash or by cashier's check or wire transfer is required; (vi) with respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

  7.4 Power of Attorney. During the existence of any Event of Default, without limiting Silicon's other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Silicon agrees to exercise the following powers in a commercially reasonable manner: (a) execute on behalf of Borrower any documents that Silicon may, in its sole discretion, deem advisable in order to perfect and maintain Silicon's security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements; (b) execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Silicon's Collateral or in which Silicon has an interest; (c) execute on behalf of Borrower, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any notice of lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (d) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon's possession; (e) endorse all checks and other forms of remittances received by Silicon; (f) pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) grant extensions of time to pay, compromise claims and settle Receivables and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (h) pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (i) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (j) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and
(k) take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon's rights under the foregoing power of attorney or any of Silicon's other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

     7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its sole discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor.

     7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8.   DEFINITIONS.

     As used in this Agreement, the following terms have the following meanings:

     "Account Debtor" means the obligor on a Receivable.
      --------------

     "Affiliate" means, with respect to any Person, a relative, partner,
      ---------
shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

     "Business Day" means a day on which Silicon is open for business.
      ------------

     "Code" means the Uniform Commercial Code as adopted and in effect from time
      ----
to time in the Commonwealth of Massachusetts or, to the extent applicable to issues involving perfection or enforcement of remedies in any other state, the laws of which apply, including Delaware.

     "Collateral" means those certain charges created in the Debenture and all
      ----------
Accounts Receivable and Future Accounts Receivable set forth in the Lionbridge Holdings B.V. Pledge and the Lionbridge B.V. Pledge.

     "Default" means any event which with notice or passage of time or both,
      -------
would constitute an Event of Default.

     "Deposit Account" has the meaning set forth in Section 9-105 of the Code.
      ---------------

     "Domestic Loan Documents" means the Loan and Security Agreement (the
      -----------------------
"Domestic Loan Agreement") of even date herewith among INT'L.com, Inc., International Language Engineering Corporation, Harvard Translations, Inc. and Lionbridge Technologies California, Inc. (collectively, the "Domestic
                                                             --------
Borrowers"), and
---------

Silicon, including without limitation the related Promissory Note, the Guarantee of even date herewith from Lionbridge Technologies Inc. to Silicon with respect to the Obligations under the Domestic Loan Agreement, and the Warrant to Purchase Stock of even date herewith issued by Lionbridge Technologies, Inc. to Silicon.

  "Eligible Receivables" means Receivables arising in the ordinary course of
   --------------------
Borrower's business from the sale of goods or rendition of services, which Silicon, in its commercially reasonable judgment, shall deem eligible for borrowing, based on such commercially reasonable considerations as Silicon may from time to time deem appropriate. Without limiting the fact that the determination of which Receivables are eligible for borrowing is a matter of Silicon's discretion, the following (the "Eligibility Requirements") are the
                                          ------------------------
minimum requirements for a Receivable to be an Eligible Receivable: (i) the Receivable must not be outstanding for more than 90 days from its invoice date,
(ii) the Receivable must not be subject to any contingencies (including Receivables arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional), (iii) the Receivable must not be owing from an Account Debtor with whom Borrower has any material dispute regarding collection (whether or not relating to the particular Receivable), (iv) the Receivable must not be owing from an Affiliate of Borrower, (v) the Receivable must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or which, fails or goes out of a material portion of its business, or be a Receivable that Silicon knows or has reason to know presents a material risk of non-collection, (vi) with respect to Lionbridge Technologies Holdings B.V. and Lionbridge Technologies B.V., the Receivable must be invoiced from The Netherlands, and with respect to Lionbridge Technologies Ireland, the Receivable must be invoiced from Ireland and (vii) the Receivable must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise. Receivables owing from one Account Debtor will not be deemed Eligible Receivables to the extent they exceed 25% of the total Receivables outstanding. In addition, if more than 50% of the Receivables owing from an Account Debtor are outstanding more than 90 days from their invoice date (without regard to unapplied credits) or are otherwise not Eligible Receivables, then all Receivables owing from that Account Debtor will be deemed ineligible for borrowing. Silicon may, from time to time, in its commercially reasonable judgment, revise the Eligibility Requirements, upon written notice to Borrower.

  "Equipment" means all of Borrower's present and hereafter acquired machinery,
   ---------
molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

  "Event of Default" means any of the events set forth in Section 7.1 of this
   ----------------
Agreement.

  "GAAP" means generally accepted accounting principles in the United States
   ----
applied on a consistent basis.

  "General Intangibles" means all general intangibles of Borrower, whether now
   -------------------
owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Silicon, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

  "Inventory" means all of Borrower's now owned and hereafter acquired goods,
   ---------
merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

  "Loan Documents" means, collectively, this Agreement, the Note, the Guarantee
   --------------
(the "Guarantee") of even date herewith from Lionbridge Technologies, Inc. (the
      ---------
"Guarantor") to Silicon with respect to the Obligations under this Agreement,
 ---------
the Debenture (Fixed and Floating Charge) (the "Debenture") of even date
                                                ---------
herewith between Lionbridge Technologies Ireland and Silicon, the Deed of Pledge of Accounts Receivable of even date herewith between Lionbridge Technologies Holdings B.V. and Silicon (the "Lionbridge Holdings B.V. Pledge"), the Deed of
                                -------------------------------
Pledge of Accounts Receivable of even date herewith between Lionbridge Technologies B.V. and Silicon (the "Lionbridge B.V. Pledge") and any instrument
                                     ----------------------
executed by the Borrowers or any present or future agreement entered into among the Borrowers, the Guarantor and Silicon, or for the benefit of Silicon in connection with this Agreement or the Guarantee, all as amended, extended or restated from time to time.

  "Obligations" means all present and future Loans, advances, debts,
   -----------
liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys' fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Silicon.

  "Permitted Liens" means the following:  (i) purchase money security interests
   ---------------
in specific items of Equipment; (ii) leases of specific items of Equipment;
(iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Silicon, which consent shall not be unreasonably withheld; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

  "Person" means any individual, sole proprietorship, partnership, joint
   ------
venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

  "Receivables" means all of Borrower's now owned and hereafter acquired
   -----------
accounts (whether or not earned by performance), letters of credit, contract rights, chattel paper, instruments, securities, securities accounts, investment property, documents and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

  "Relevant Jurisdiction" in respect of any Person means the jurisdiction in
   ---------------------
which such Person is incorporated and/or carries on business.

  "Reserves" means, as of any date of determination, such amounts as Silicon may
   --------
from time to time
establish and revise in good faith and in the exercise of its commercially reasonable judgment reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule to reflect events, conditions, contingencies or risks which, as determined by Silicon in good faith, do or may affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Receivables), (ii) the assets, business, financial condition or prospects of Borrower or any guarantor, or the ability of the Borrower or any such guarantor to meet its obligations to Silicon or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof).

     "Subsidiary" means any corporation, association, joint stock company,
      ----------
business trust, limited liability company or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by Lionbridge Technologies, Inc.

     Other Terms.  All accounting terms used in this Agreement, unless otherwise
     -----------
indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9.   GENERAL PROVISIONS.

     9.1 Interest Computation. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Silicon (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations three Business Days after receipt by Silicon of immediately available funds, and, for purposes of the foregoing, any such funds received after 12:00 noon California time on any day shall be deemed received on the next Business Day. Silicon shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Silicon in its sole discretion, and Silicon may charge Borrower's loan account for the amount of any item of payment which is returned to Silicon unpaid.

     9.2 Application of Payments. All payments with respect to the Obligations may be applied, and in Silicon's sole discretion reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its sole discretion.

     9.3 Charges to Accounts. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower's Loan account, in which event they will bear interest at the same rate applicable to the Loans. Silicon may also, in its discretion, charge any monetary Obligations to Borrower's Deposit Accounts maintained with Silicon.

     9.4 Monthly Accountings. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless Borrower notifies Silicon in writing to the contrary within thirty days after each account is rendered, describing the nature of any alleged errors or admissions.

     9.5 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid.

     9.6 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

     9.7 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral
                                                    -----------------
understandings, representations or agreements between the parties which are not
-------------------------------------------------------------------------------
set forth in this Agreement or in other written agreements signed by the parties
--------------------------------------------------------------------------------
in connection herewith.
-----------------------

     9.8 Waivers. The failure of Silicon at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Silicon shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Silicon shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement.

     9.9 No Liability for Ordinary Negligence. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

     9.10 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

     9.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

     9.12 Attorneys Fees and Costs. Borrower shall reimburse Silicon for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and the documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon's security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower's obligation
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hereunder to reimburse Silicon for attorneys' fees, Borrower may, for
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convenience, issue checks directly to Silicon's attorneys, Sullivan & Worcester
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LLP, but Borrower acknowledges and agrees that Sullivan & Worcester LLP is
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representing only Silicon and not Borrower in connection with this Agreement.
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If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

     9.13 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

     9.14 Joint and Several Liability. Each and every representation, warranty, covenant and agreement made by any of the Borrowers, hereunder and under the other Loan Documents shall be joint and several, whether or not so expressed, and such obligations of any of the Borrowers shall not be subject to any counterclaim, setoff, recoupment or defense based upon any claim any Borrower may have against any other Borrower, or Silicon, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition affecting any other Borrower, including without limitation (a) any waiver, consent, extension, renewal, indulgence or other action or inaction under or in respect of this Agreement or any other Loan Document, or any agreement or other document related thereto with respect to any other Borrower, or any exercise or nonexercise of any right, remedy, power or privilege under or in respect of any such agreement or instrument with respect to the other Borrower, or the failure to give notice of any of the foregoing to the other Borrower, (b) any invalidity or unenforceability, in whole or in part, of any such agreement or instrument with respect to any other Borrower, (c) any failure on the part of any other Borrower for any reason to perform or comply with any term of any such agreement or instrument, (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to any other Borrower or its properties or creditors or (e) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, with respect to any other Borrower. Each Borrower hereby waives any requirement of diligence or promptness on the part of Silicon in the enforcement of their respective rights hereunder or under any other Loan Document with respect to the obligations of itself or of the other Borrowers. Without limiting the foregoing, any failure to make any demand upon, to pursue or exhaust any rights or remedies against a Borrower, or any delay with respect thereto, shall not affect the obligations of the other Borrowers hereunder or under any other Loan Document. Each of the Borrowers hereby designates and appoints the President, the Chief Financial Officer and the Controller of the Guarantor to act on its behalf in request advances under this Agreement and otherwise dealing with Silicon in connection therewith.

     9.15 Limitation of Actions. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future document or agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within three years after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such three-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The three-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Agreement or any other present or future agreement.

     9.16 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term "including," whenever used in this Agreement, shall mean "including (but not limited to)." This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

     9.17 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law. The Borrowers and Silicon hereby submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, but if for any reason Silicon is denied access to these courts, then in such event venue shall lie in the state and federal courts located in the County of Santa Clara, State of California. As a material part of the consideration to Silicon to enter into this Agreement, Borrower (i) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (ii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

     9.18 Inconsistency with Debenture. To the extent that there is any inconsistency between the provisions of this Agreement and the Debenture with respect to the property of Lionbridge Technologies Ireland that is serving as collateral for the obligations of the Borrower hereunder, including without limitation the description of such collateral and the rights and obligations of Silicon and Lionbridge Technologies Ireland, with respect thereto, the provisions of the Debenture shall be controlling.

     9.19 Tax Matters. (a) Any and all payments made by the Borrower hereunder or under the Note or any other Loan Document shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on income and all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). In no event shall the term "Taxes" include taxes
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imposed upon income of Silicon by the Netherlands or any governmental entity outside the United States. If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under such instrument,
(i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 9.19) Silicon receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Note or any other Loan Document ("Other Taxes").
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     (c) The Borrowers will indemnify Silicon for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 9.19) paid by Silicon and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 15 days from the date Silicon makes written demand therefor.

     9.20 Mutual Waiver of Jury Trial. Borrower and Silicon each hereby waive the right to trial by jury in any action or proceeding based upon, arising out of, or in any way relating to, this Agreement or any other present or future instrument or agreement between Silicon and Borrower, or any conduct, acts or omissions of Silicon or Borrower or any of their directors, officers, employees, agents, attorneys or any other persons affiliated with Silicon or Borrower, in all of the foregoing cases, whether sounding in contract or tort or otherwise. Each party recognizes and agrees that the foregoing waiver constitutes a material inducement for it to enter into this Agreement. Each party represents and warrants that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

Borrower:

     Lionbridge Technologies Holdings B.V.

     By       /s/ Rory J. Cowan
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       Name:  Rory J. Cowan
       Title: Managing Director

     Lionbridge Technologies B.V.

     By       /s/ Rory J. Cowan
       -----------------------------------
       Name:  Rory J. Cowan
       Title: Managing Director

     Lionbridge Technologies Ireland

     Present when the Common Seal of Lionbridge technologies Ireland was affixed hereto

     By________________________________
       Name:
       Title:

Silicon:

     SILICON VALLEY BANK

     By /s/ John D. Gaziano, Jr.
       --------------------------------
       Name: John D. Gaziano, Jr.
       Title: